UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 27, 2007
Teknik Digital Arts, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51253	68 053 9517
(State or other jurisdiction	(Commission File	(IRS Employer
of incorporation)	Number)	Identification No.)

P.O. Box 2800 — 314, Carefree, Arizona	85377
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (480) 443-1488
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On April 27, 2007, Teknik Digital Arts, Inc. (the “Company”) entered into an Investment Agreement with Dutchess Private Equities Fund, Ltd. (“Dutchess”) to provide the Company with an equity line of credit. Pursuant to the Investment Agreement, Dutchess is contractually obligated to purchase up to $10,000,000 of the Company’s common stock over the course of thirty-six (36) months, however, such purchases of the Company’s shares are contingent upon a registration statement covering such shares being declared effective. The amount that the Company will be entitled to request from each of the purchase “puts,” shall be equal to either 1) $250,000 or 2) 200% of the average daily volume (U.S. market only), multiplied by the average of the three (3) daily closing prices immediately preceding the put date. The average daily trading volume shall be computed using the ten (10) trading days prior to the put date. The purchase price for the common stock identified in the put notice shall be set at ninety-four percent (94%) of the lowest closing bid price of the common stock during the pricing period. The pricing period is equal to the period beginning on the put notice date and ending on and including the date that is five (5) trading days after such put notice date. There are put restrictions applied on days between the put date and the closing date with respect to each put. During this time, the Company will not be entitled to deliver another put notice.
     The Company is required to reserve the right, but not the obligation, to withdraw that portion of the put that is below a minimum acceptable price, as defined in the Investment Agreement, by submitting to the investor, in writing, a notice to cancel that portion of the put. Any shares above the minimum acceptable price due to the investor shall be carried out by the Company under the terms of the Investment Agreement. The minimum acceptable price is defined as seventy-five percent (75%) of the lowest closing bid price of the common stock for the three (3) trading days prior to the applicable put date. The implications of the minimum acceptable price threshold is that the Company may not withdraw its put if the lowest closing bid price of the common stock is above seventy-five percent (75%) of such price, even if the Company does not wish to sell at such price.
     In the event the Company fails to timely deliver shares issuable pursuant to a put notice, i.e., not later than five (5) trading days following the put notice date, the Company will be obligated to make late payments to Dutchess based on a schedule set forth in section 2.6 of the Investment Agreement. For example, if the Company is five (5) days late in delivering $1,000,000 of common stock, the Company would have to pay Dutchess a $50,000 late fee.
     In the event the Company’s common stock becomes listed on a national securities exchange, such as the New York Stock Exchange, or listed on the Nasdaq Stock Market, the number of shares of common stock issuable by the Company, and purchasable by Dutchess, will be limited to that number of shares that may be issued without shareholder approval under applicable exchange rules.
     If, by the third business day after the closing date of a put, the Company fails to deliver any portion of the shares subject to the put and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make delivery of shares which would have been delivered if the full amount of the shares to be delivered to Dutchess by the Company, then the Company will be obligated to pay Dutchess, in addition to the amounts described above, and not in lieu thereof, the open market adjustment amount, which is defined by the Investment Agreement as the amount equal to the excess, if any, of (x) the investor’s total purchase price (including brokerage commissions, if any) for the open market share purchase minus (y) the net proceeds (after brokerage commissions, if any) received by the investor from the sale of the put shares due. The Company must pay the open market adjustment amount to the investor in immediately available funds within five (5) business days of written demand by the investor. By way of illustration and not in limitation of the foregoing, if the investor purchases shares of common stock having a total purchase price (including brokerage commissions) of $11,000 to cover an open market purchase with respect to shares of common stock it sold for net proceeds of $10,000, the open market purchase adjustment amount which the Company will be required to pay to the investor will be $1,000.
     Under the terms of the Investment Agreement, Dutchess will not be required to purchase that number of shares, which when added to the sum of the number of shares of the Company’s common stock beneficially owned by Dutchess, would exceed 4.99% of the number of shares of the Company’s common stock outstanding on any closing dates.
     In connection with the Investment Agreement, on April 27, 2007, the Company entered into a Registration Rights Agreement with Dutchess. Pursuant to the Registration Rights Agreement, the Company is obligated to file a registration statement with the Securities and Exchange Commission covering the shares of common stock underlying the Investment Agreement within twenty-one (21) days after the closing date. In addition, the Company is obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.
     The foregoing description is only a summary of, and is qualified in its entirety by reference to, the Investment Agreement and Registration Rights Agreement.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNIK DIGITAL ARTS, INC.
Date: November 5, 2007	By:	/s/ John R. Ward
		Name:	John R. Ward
		Title:	Chief Executive Officer